UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THESECURITIES ACT OF 1933

For the fiscal year ended December 31, 2015

MED-X, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10472

Nevada	46-5473113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8236 Remmet Avenue Canoga Park, California	91304
(Address of principal executive offices)	(Zip Code)

(818) 349-2870
Registrant’s telephone number, including area code

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this annual report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	Our research and development of Cannabis medical compounds may not result in commercial products available for sale by us in the future.
•	Lack of market acceptance of our Cannabis and Nature-Cide® products.
•	Inability to obtain legal permission to grow, supply and sell Cannabis.
•	Inability to sell our Cannabis and Nature-Cide® products.
•	Heavy development stage expenditures by us, resulting in substantial operating deficits, especially in the early years of operation.
•	Intense competition, including entry of new competitors.
•	Falling demand for Cannabis for medical or recreational use.
•	Adverse federal, state, and local government regulation, rendering it difficult for us to monetize our potential Cannabis products and services.
•	Failure of new markets for Cannabis to become legal and available.
•	Contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order.
•	Unexpected costs and operating deficits.
•	Lower sales and revenue than forecast.
•	Default on leases or other indebtedness.
•	Loss of suppliers and supply.
•	Price increases for capital, supplies and materials.
•	Inadequate capital and financing.
•	Failure to obtain customers, loss of customers and failure to obtain new customers.
•	The risk of litigation and administrative proceedings involving us or our employees.
•	Loss of or inability to obtain government licenses and permits.
•	Adverse publicity and news coverage.
•	Inability to carry out marketing and sales plans.
•	Loss of key executives.
•	Losses from theft that cannot be recovered.
•	Dilution of ownership due to issuance of more securities by the Company.
•	Other specific risks that may be alluded to in this Annual Report or in other reports issued by us or third party publishers.

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Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

General

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014 primarily to develop commercial medicinal applications of Cannabis through compound identification and extraction of Cannabidiol (CBD) and other compounds. We plan to cultivate and sell high quality Cannabis for the consumer and commercial markets only when it is unequivocally legal at all levels of government and we are fully licensed to do so. The Company has also created and is publishing high quality Cannabis industry media content through the Company’s online media platform, www.marijuanatimes.org, and has begun to generate revenue from advertisers and eventually from the online sale of products such as Nature-Cide® and related items. In that regard, the Company has also begun to supply products to the Cannabis agricultural and provisioning industries. These products include licensed Nature-Cide® brands, including Nature-Cide’s Pest Management and All-Purpose formulations as well as preparing the newly developed Nature-Cide insecticidal soil product for Cannabis cultivators in the near future. These formulations are a proprietary all natural essential oil insecticide/miticide/nematicide that repel and are proven to kill a wide variety of pests commonly known to damage Cannabis crops. An affiliate of Med-X, Pacific Shore Holdings, Inc., supplies Nature-Cide® to Med-X at a significant discount on a wholesale basis, and Med-X is expected to market and resell the product to Cannabis growers and suppliers throughout the world. In 2014, we issued 10,000,000 shares of our common stock to Pacific Shore Holdings, Inc. in consideration for the granting by it to us of an exclusive royalty-free worldwide license in perpetuity to distribute Nature-Cide products to Cannabis industry cultivators.

The Company plans on addressing other needs required to support the fast paced emerging Cannabis industry including compound identification and extraction from Cannabis oils, along with pharmacy automation for both pharmaceuticals and Cannabis products. When and if the federal government reschedules Cannabis from a Schedule 1 to a Schedule 2 or 3 drug, or removes it from the Schedules all together, the Company may utilize approximately 100 acres of land in California owned by Dr. David Toomey, our Chief Executive Officer, for Cannabis cultivation. If demand from the medical Cannabis industry grows as expected by management, and we can obtain the necessary government licenses, the Company plans to acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred organic Cannabis for the California medical and Cannabidiol (CBD) compound needs.

The primary sources of revenue for Med-X are initially expected to be the proceeds from advertising earned from content published on the Company’s media platform, www.marijuanatimes.org. From the period of July 30, 2016 to August 28, 2016, the media platform recognized 1.3 million unique visitors who visited the website 1.9 million times in the same period, according to Quantcast.com, a common third party traffic measurement company widely used in the advertising industry. The Company also expects to engage in online sales of Cannabis industry related products supplied by the Company and by third party suppliers. The Company has launched an online sales venue www.naturecidecannabis.com, and has also begun sales of the Nature-Cide product line to various cultivators. Management believes that substantial revenue can be generated through the sale of Nature-Cide® products and other proprietary products to customers engaged in the Cannabis agricultural and hydroponic businesses, which include indoor greenhouse operations. Med-X also plans to research, develop and license or otherwise monetize Cannabis compound identification and extraction techniques for the Cannabis medical industry. Med-X also plans to research, develop and monetize a pharmacy automation system for both patient related pharmaceutical and Cannabis prescription products. Management believes that Med-X will eventually earn substantial revenue from growing, harvesting and selling high quality, custom-bred organic Cannabis for the California medical and recreational markets, if and when they are generally legalized, and for any other markets that become legally available to the Company in the future as a California grower. Med-X management also expects to acquire other related businesses and products that fit into the business model to generate more revenue to enhance the overall value of the Company.

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Our executive offices are located at 8236 Remmet Avenue, Canoga Park, California 91304and our telephone number is (818) 349-2870. The Company is located adjacent to the executive offices of Pacific Shore Holdings, Inc. and shares warehouse space with it. Our website address is www.MEDX-RX.com and our e-mail address is info@medx-rx.com.

Plan of Operation

Med-X, Inc. is a Nevada corporation formed in February 2014 (1) to continue to acquire, create and publish interesting and informative Cannabis industry media content through the Company’s media platform, www.marijuanatimes.org, to generate revenue from advertisers as well as through the sale of industry related products, (2) to continue to sell Nature-Cide® products to Cannabis cultivators throughout the world, and (3) to the extent legally permitted, to research and develop, through state of the art compound identification and extraction techniques, and market and sell medically beneficial supplements made from the oils synthesized from the Cannabis plant.

The Company’s website, www.marijuanatimes.org, has been displaying Cannabis industry news and information since its launch in July 2015. The content is designed to cover a wide variety of topics relating to the industry on an ongoing basis, including news and current events, as well as the business, financial, legislative, legal, cultural, medical, scientific and technological aspects of the industry on a national and international level. Stories, columns, advice and analysis come from a combination of regular consultants and contributors, freelance and staff writers, Company personnel and public news sources. The Company also plans to eventually add online ecommerce to its website, offering industry products for sale from third party suppliers and from its own product line, subject in all cases to compliance with applicable federal and state law. The Company’s media division, now called the MJT Network, will be profitable if and to the extent that the revenue from advertisers, sponsors and product sales exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for sale. We do not anticipate stocking an inventory of third party products for sale, rather, we expect to fill orders on a real time basis directly from third party fulfillment sources.

The Company plans to supply products to the Cannabis agricultural and supply industries, including recently licensed Nature-Cide® brands such as Nature-Cide’s® Pest Management and All-Purpose formulations, as well as a special insecticidal soil, for which we recently filed a patent application with the United States Office of Patents and Trademarks. Nature-Cide® is a proprietary all natural essential oil insecticide/miticide/nematicide that repels and kills a wide variety of pests, including insects that are commonly known to damage Cannabis crops. The Colorado Department of Agriculture has approved the Nature-Cide Pest Management and All-Purpose formulations for use on Cannabis crops grown in Colorado, and Oregon has done the same. Nature-Cide® is owned, manufactured and distributed by Pacific Shore Holdings, Inc. (“Pacific Shore”), an affiliate of Med-X. Pacific Shore granted us an exclusive license to use and market the Nature-Cide® brand for the Cannabis industry on a royalty free, worldwide basis in perpetuity, in consideration for Med-X common stock. Pacific Shore will supply Nature-Cide® to Med-X on a distribution discount basis, and Med-X is expected to market and resell the product to Cannabis growers and suppliers throughout the world. Med-X will also subcontract the Nature-Cide® service truck from Pacific Shore to service California approved medicinal Cannabis cultivation centers, to help combat known insects encountered by medicinal consumers in their indoor and outdoor cultivation.

The Company’s compound identification and extraction research and development operations, conducted in 2015 and early 2016, and testing of the Nature-Cide products, were conducted primarily in outside laboratories contracted by us for that purpose, to validate our research results and claims. Related patient cultivation and genetic research and development was conducted on the Company’s leased property in an existing 600 square foot indoor cultivation center in Los Angeles County, California, where Cannabis patients cultivated controlled quantities of high quality Cannabis, which they harvested and stored for research and medical use to the extent permitted by California law. The fundamental premise of the operation is to make Cannabis oil from the plant, extract a variety of medicinal compounds from the oil, especially the non-THC Cannabidiol (CBD) compounds found in Cannabis and, when seeking supplements for pain management and relief, also THC compounds, testing the efficacy of the supplement prototypes, and when legally permitted, producing, marketing and selling natural supplements containing these compounds. We also sought to verify the effectiveness of the Nature-Cide products. The Company has purchased and utilized special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

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Once and if Cannabis is legalized for recreational use in California, the Company also plans to acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred organic Cannabis for the California medical and recreational Cannabis markets for compound identification and extraction, and for any other market that becomes legally available to the Company in the future as a California grower.

The primary sources of revenue for Med-X are expected to be the proceeds from advertising dollars generated from content published on the Company’s media outlet, www.marijuanatimes.org, as well as through the sale of industry related merchandise. Management also believes that substantial revenue can be earned from the sale of Nature-Cide® and other proprietary products and services to medicinal use patients who are engaged in legal Cannabis cultivation as well as the Cannabis agricultural business, including indoor greenhouse operations. Med-X may also earn revenue from providing consulting services to other Cannabis industry participants. In the short run, consulting services, licensing and other methods of monetization may be utilized for the Company’s planned Cannabis compound identification and extraction system along with our planned pharmacy automation of pharmaceutical and Cannabis prescription products, assuming our research and development of those planned products and services are successful. No revenue is expected from the sale of Cannabis or medicinal Cannabis compounds for medical or recreational use until such sale is legal under federal and state law. In the long run, management believes it will see revenue from growing, harvesting and selling high quality, custom-bred Cannabis for the California medical markets, as well as the recreational Cannabis markets assuming Cannabis is generally legalized in California in the future, of which there is no assurance. As a California grower, the Company will approach other markets that become legally available to it in the future, if any.

Compound Identification and Extraction

There are various types of Cannabis strains that produce beneficial medicinal effects, including pain and nausea control, appetite stimulation, reduced muscle spasm, improved sleep, and other indications. Individual strains will have differing cannabinoid and terpene content, producing noticeably different effects. For instance, strains with more CBD tend to produce better pain and spasticity relief. Effects will also vary for an individual based on the setting in which it is used and the person's physiological state when using it. There are more than 400 different compounds in Cannabis, and continuous testing and recognition of these compounds is in high demand. When it’s legal on the federal and state level, the Company plans to conduct laboratory studies to identify the expected potential of each compound as well as acquiring additional machinery needed to properly extract those compounds to treat patients suffering from pain and nausea, to stimulate appetite when needed, and to address stress and sleep management. There may be other neurological pathologies that can be treated with these compounds and the benefits may or may not be limited to controlling the symptoms of those diseases. Considerably more research of Cannabis compounds is needed to assess the commercial potential of them for medical applications. The Company will not market or sell any of these compounds, or supplements or medicines made from these compounds, until it is clearly legal to do so under federal, state and applicable local law. Consequently, such products, even if successfully developed by the Company, are not expected to generate revenue in the short term.

Nature-Cide®

Comprised of various essential oils such as cedar oil, cinnamon oil, clove oil, cottonseed oil and other natural ingredients, Nature-Cide® is a pleasantly aromatic, chemical free insecticide/pesticide/miticide/nematicide and repellent that kills or deters a variety of different pests, including spider mites, white flies, caterpillars and other pests associated with agriculture. Nature-Cide® products are also proven in commercial and residential environments, and kill or deter a wide variety of household insects including bed bugs, flies, fleas, ants, roaches, and mosquitoes, which sometimes can carry a deadly disease.

Nature-Cide® contains no DEET or other poisonous chemicals most commonly found in many other insecticides and insect repellents. In addition to cedar oil, cinnamon oil, and cottonseed oil, Nature-Cide® may also contain citronella oil, clove oil, garlic oil, mint oil, peppermint oil, geranium oil, lemon grass oil, and rosemary oil, all of which are recognized by the EPA as FIFRA 25b MINIMUM RISK PESTICIDE compounds. Cedar oil is a natural repellent found to be effective in the states with swamps for eradicating mosquitoes without harming the ecosystem. By the same token, cinnamon oil is known in Guam for warding off snakes from train cars. One of our Nature-Cide® formulas is an insecticide that kills various insects on contact, including but not limited to ants, fleas, mites, slugs, snails, silverfish, mosquitoes, cockroaches and a variety of other insects. Several Nature-Cide® formulas also act as an effective repellent for other insects, reptiles and rodents.

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Nature-Cide® is classified as a MINIMUM RISK PESTICIDE under FIFRA (25b) and is exempt from registration by the Environmental Protection Agency (“EPA”) in a number of states including California. Unlike other repellents and insecticide products which contain toxic chemicals, Nature-Cide® is safe for all environments. Pacific Shore has developed several formulations of Nature-Cide® for use indoors, outdoors, on humans, and on pets. As of July 31, 2014, the Nature-Cide® All-Purpose insecticide formulation has been registered in all states that require EPA registration. In addition, the Colorado, Washington and Oregon Departments of Agriculture have approved the Nature-Cide All-Purpose product for use on Cannabis crops grown in Colorado, Washington and Oregon.

Nature-Cide® products have been field tested for over three years on ranch homes in the Santa Monica Mountains, from Bel Air to Malibu as well as being third party tested in laboratory settings. Nature-Cide’s research and development and field testing has evolved into a Pest Management Service, a division of Pacific Shore, and is now recognized and licensed in the State of California as a state applicator with a Qualified Applicators License # 133658 for agricultural, commercial and residential settings. This being said, the Nature-Cide products and services division has begun supplying and servicing small Cannabis cultivators in Southern California.

Nature-Cide® License and Patent Application

In September 2014, the Company entered into a license agreement with Pacific Shore granting Med-X the exclusive sublicense to distribute Nature-Cide products to Cannabis cultivators throughout the world in perpetuity on a royalty-free basis, subject to termination in certain circumstances such as a material breach of the agreement by Med-X or our insolvency. In consideration for this license, Med-X issued 10,000,000 shares of its founder’s common stock, or approximately 11% of its total issued and outstanding common stock at inception, to Pacific Shore.

Pacific Shore has an exclusive royalty-free worldwide master license in perpetuity from Matthew Mills, one of the founders of the Company and Pacific Shore, to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by Pacific Shore or its insolvency, which could affect our sublicense from Pacific Shore. In such event, Mr. Mills, as the master licensor and owner of the Nature-Cide brand, would have the right to reaffirm our sublicense or enter into a new one with us.

In June 2015, Med-X filed a patent application with the United States Office of Patents and Trademarks for its proprietary process of infusing Nature-Cide and other beneficial substances into growing soil for the agricultural and Cannabis industries. Matthew Mills, our President, is named as the inventor. If this patent is granted, it will be owned exclusively by Med-X, and Pacific Shore has agreed to amend its license agreement with Med-X accordingly. In the meantime, Med-X plans to market and sell its Nature-Cide insecticidal soil to Cannabis cultivators.

Automated Pharmacy System for Pharmaceuticals and Cannabis

The benefits of automated pharmacy systems are substantial and the widespread need to adopt this technology is long overdue. Until now, the reality has been that only large-volume pharmacies and hospitals could justify an investment in automating their pharmacy systems. Automated pharmacy systems provide pharmacies the ability to automate the pill dispensing process while implementing what is expected to be a highly profitable medicinal Cannabis distribution process, with less personnel utilizing robotic prescription dispensing systems that are affordable. The Company is conducting a plan to work with robotic system manufacturers to streamline the process once state and federal regulatory bodies allow mainstream pharmacies to regulate the Cannabis industry.

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Agreement with M6

On June 20, 2016, we entered into a Development, Marketing and Consulting Agreement (the “Agreement”) with M6, Ltd., a Private Limited Company based in London, United Kingdom (“M6”). Under the Agreement, M6 has agreed to provide the following services for Med-X, Inc.:

1. Platforms. M6's technology team will develop a suite of technology products for Med-X consisting of:

a) A custom, web-based content management system (CMS) that will serve as the host and repository of digital content assets for Med-X's publication, The Marijuana Times;

b) Two “sister” mobile applications, one for Android and another for the iOS platform;

c) Integration of all digital assets into a web-based ad server solution, which shall also integrate into mainstream RTB (real time bidding) platforms.

2. Consulting. M6’s support team shall provide Med-X with unlimited consulting in the following areas: digital marketing, digital advertising sales, and mobile application development and marketing. M6 shall also assist Med-X to create sales materials and train a dedicated sales force through the life of the Agreement.

3. Traffic Generation. M6 shall lead the traffic generation initiatives to all existing (web) and to be developed (mobile) digital media assets for Med-X through the life of the Agreement.

4. Implementation Strategies. M6 shall use its best efforts to implement plans and strategies that help Med-X create awareness of its products or services in the marijuana and general consumer industry.

5. Marketing Strategy. M6 shall use its best efforts to interact with the Med-X management weekly to determine the most appropriate marketing strategy.

6. Branding. M6 shall use its best efforts to work with the Med-X management team to develop and review branding and positioning of Med-X’s marketing materials to insure that said material has a positive impact on the target market.

7. Continuing Maintenance & Training. M6 shall use its best efforts to maintain Platforms created by M6 for Med-X and to work with Med-X to train their personnel as necessary related to the services provided under the Agreement.

In consideration for those services, Med-X agreed to pay the following compensation to M6:

a. Cash Compensation. Med-X shall deliver to M6 cash compensation in the amount of $150,000 associated with the delivery of M6’s services as follows:

-     $37,500 upon signature of the Agreement;

-     $37,500 upon delivery of the Content Management System (CMS);

-     $37,500 upon delivery of Application Programming Interface (API);

-     $37,500 upon delivery of fully functional Platforms.

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b. Equity Compensation. A cashless stock option grant for 500,000 shares of common stock of Med-X will be granted to M6 as compensation for the day-to-day management of the campaign and other services by it. The stock options will be granted upon completion of the Platforms, and will vest 25% annually (125,000 shares) over four (4) years on the yearly anniversary of the functional Platform delivery.

c. Revenue Share. M6 shall be entitled to a 40% revenue share on Net Advertising Receipts from all digital marketing sales, whether they originate on the web (MarijuanaTimes.org) or via mobile web or mobile applications. “Net Advertising Receipts” are defined as gross advertising receipts from all advertising sources related to marijuanatimes.org derived from the Platforms and CMS minus: traffic acquisition costs (TAC), sales commissions, hosting and bandwidth fees, software subscription fees directly related to the delivery of the digital advertising products, editorial/ content production fees and other ancillary fees incurred during the delivery and provisioning of the digital advertising assets. After build out is complete and revenue begins, M6 will be entitled 40% of the Net Advertising Receipts for an initial term of four (4) years. After the four (4) year term, M6 will then be entitled to 25% of the Net Advertising Receipts for the time that all Platforms developed by M6 are being used and implemented by Med-X and M6 continues to maintain all those Platforms.

d. Expenses. The prices for M6’s services are inclusive of expenses. M6 shall bear all of its own expenses arising from the performance of its obligations under the Agreement, including (without limitation) expenses for facilities, work spaces, utilities, management, clerical and reproduction services, supplies, and the like. Med-X shall have no obligation to provide office space, work facilities, equipment, clerical services, programming services, or the like to M6.

The initial term of the Agreement is eight (8) years, unless sooner terminated upon mutual agreement, for cause, or in the event of a bankruptcy or insolvency. Med-X will generally own 100% of the work product produced under the Agreement. M6 agrees not to compete with Med-X or provide consulting services to any direct competitors of Med-X during the term of the Agreement. A copy of the Agreement is attached to this Annual Report as Exhibit 6.4.

Agreement with Monarch Bay Securities, LLC

On September 14, 2016, the Company entered into an agreement (the “Advisory Agreement”) with Monarch Bay Securities, LLC (“Monarch”), subject to FINRA approval, pursuant to which Monarch has agreed to act as an exclusive Financial Advisor to Med-X for a “best efforts” offering of securities planned by Med-X to raise capital in accordance with the exemption from registration available under Regulation A+ (Tier 2) of the Securities Act of 1933, as amended. A copy of the Advisory Agreement is attached to this Annual Report as Exhibit 6.5.

Competition

The sale of Cannabis and related products, and the sale of insecticides and other products to the agricultural industry, are intensely competitive. We expect competition to intensify further in the future. Barriers to entry are relatively low. Current and new competitors can launch new products and can compete in the market place. We currently compete or potentially will compete with a number of other companies whose numbers will increase in the future, many of which are larger and possess greater human and capital resources than us. We face competition from larger well-established Cannabis growers and other industry participants that have greater financial and managerial resources, more experience in developing effective growing, breeding and marketing techniques, and have greater name recognition than Med-X. Competitors are already researching and developing Cannabis compounds for medicinal use, which are offered for sale in gel cap form in legal jurisdictions. In addition, we are faced with formidable challenges in obtaining legal permits to grow and sell Cannabis in the State of California. Nature-Cide® will encounter intense competition from other all-natural and chemical based pesticides that have been on the market for years, including those designed for the agricultural markets such as Cannabis cultivators. Management believes we can compete effectively but we cannot assure that competition will not impair the maintenance and growth of our planned businesses.

Government Regulation

The Cannabis industry is subject to intense government regulation at the federal, state and local levels. Cannabis is still categorized as a Schedule 1 drug by the federal government. Consequently, the possession, use, consumption, production, transport and sale of Cannabis are illegal under federal law and in most state jurisdictions, except for four states (i.e. Colorado, Washington, Oregon, Alaska and Washington D.C.) where Cannabis has been legalized for medicinal and recreational purposes, subject to government oversight, licensing and taxing authority, and several other states where Cannabis for medical purposes is permitted, again subject to government regulation. In California, Cannabis for medical use is legal but the establishment of dispensaries is tightly controlled and limited at the local level. Doctor prescriptions are required, resale of medical Cannabis is prohibited, and resale for consumption of Cannabis for recreational use is also prohibited.

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Commercial growing of Cannabis is prohibited under federal and most state laws, and transport of Cannabis across state lines or international borders is not allowed. Commercial growing of medical Cannabis in California for distribution to licensed dispensaries is permitted provided the grower obtains the proper permits from the appropriate California state agencies and complies with all of the volume and other restrictions and limitations of such permits. There is no assurance that the government regulations and prohibitions applicable to the Cannabis industry in the United States will ease so that new and larger markets can become available to the Company in the future. In fact, there is no assurance that the current legalization trend will not reverse and restrict the legal market for Cannabis more in the future, adversely affecting the operating results, financial condition and business performance of the Company. Even if Cannabis is legalized, strict government licensing requirements and stiff taxes may be imposed on Cannabis, adversely affecting the Company.

The Company will also be subject to other government regulations in the conduct of its business which tend to increase costs and potentially have a material adverse impact on the Company’s operating results, financial condition and business performance, including but not limited to (1) employment laws generally applicable to all businesses, including laws covering wages, working conditions, health, safety, working hours and similar matters, (2) laws designed to protect the environment, including those applicable to farming operations, (3) laws enforced by the Federal Trade Commission (FTC) and equivalent state agencies governing advertising and representations made by businesses, (4) laws enforced by the Federal Food & Drug Administration (FDA) which govern safety and claims made with respect to food and other products consumed by the public, and (5) laws enforced by the Drug Enforcement Agency (DEA) relating to possession, consumption, production, transport and sale of controlled substances such as Cannabis. Compliance with laws, rules and regulations applicable to conducting commerce on the Internet is also a challenge for the Company.

Employees

As of September 1, 2016, we had three full time employees and five part-time employees, four of whom are executive officers of Med-X. We plan to actively hire employees at such time as the Company has sufficient capital or financing to fund the expanded launch of its business plan.

Property

We currently sublease approximately 2,500 square feet of office space at 8236 Remmet Avenue, Canoga Park, California 91304, at no cost on a five year lease from our affiliate, Pacific Shore Holdings, Inc. We also occupy a 600 square foot indoor Cannabis cultivation research facility in Los Angeles County, California, that we lease from our President at no cost (except for payment of utility costs) on a five-year term to enable the information recorded by the patient group to be shared by the Company. We currently cultivate various garden vegetative plants testing and verifying the effects of Nature-Cide products. In 2015 and early 2016 we conducted cultivation as a patient group on a variety of different Cannabis strains at the facility. We plan to continue to conduct research and development associated with the Cannabis compound identification and extraction operation at this facility, only once a re-scheduling or de-scheduling of Cannabis by the federal government takes place, and legalization is generally effected.

Seasonality

Our operations may be materially affected by seasonality. Nature-Cide® is likely to have high sales volumes during the spring and summer months when insects and pests are more likely to be present and agricultural operations are at their peak. Lower sales volumes may be experienced at other times during the year. The planned Cannabis growing and sales operations (i.e., once legalization by the federal, state and local governments takes place) are not expected to be materially affected by seasonality, as we plan to grow, harvest and sell Cannabis on a year round basis utilizing indoor hydroponics and greenhouses for a portion of the farm. Our outdoor Cannabis production may, however, be adversely affected by weather conditions such as cold or excessively warm temperatures and excess wetness or drought, to the extent that our crops are grown outdoors and not in the controlled environmental conditions of greenhouses.

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Risk Factors

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

General

The discussions and information in this Annual Report may contain both historical and forward-looking statements. To the extent that the Annual Report contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance of our Cannabis and Nature-Cide® products, inability to acquire farm property, inability to obtain legal permission to grow, supply and sell Cannabis, inability to sell our Cannabis and Nature-Cide® products, unrecoverable losses from theft, intense competition, including entry of new competitors, falling demand for Cannabis for medical or recreational use, adverse federal, state, and local government regulation, failure of new markets for Cannabis to become legal and available, contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Annual Report or in other reports issued us or third party publishers.

Risks Relating to Business

We have a limited operating history, which makes it difficult to accurately evaluate our business prospects. We were formed in February 2014 to engage in the business of (a) publishing content about the Cannabis industry, primarily online, for industry participants and the general public, (b) growing and selling Cannabis on a wholesale basis, initially for the California medical Cannabis market, (c) supplying related agricultural products to other commercial Cannabis growers, and (d) developing and selling commercial medicinal supplements based on beneficial compounds extracted from Cannabis. To date, we have launched our Cannabis news website, and commenced marketing NatureCide®, but have not yet launched the other components of our business plan. In particular, little revenue is expected from our Cannabis compound identification and extraction program until Cannabis is legalized at the federal, state and local levels. Compound research and development may not commence until 2017 and 2018. We have no government permit to legally grow and supply Cannabis in California or any other jurisdiction, and have yet to earn significant revenue. We cannot assure at this time that we will be able to commence our planned operations, that we will operate profitably, or that we will have adequate working capital to conduct our business. We believe that our success will depend in large part on government policy, the public’s acceptance of our products and our ability to sell Cannabis, Nature-Cide® and other branded and non-branded products. We intend to invest heavily in developing and marketing our products, including building and providing content for our websites, researching and developing Cannabis compounds for medical uses, promoting and marketing our websites, products and services, and analyzing the market for our planned products. As a result, we will incur operating losses until we earn sufficient revenue from the sale of our products.

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Customer complaints regarding our products and services could hurt our business. From time to time, we may receive complaints from customers regarding the quality of goods purchased from us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

The Cannabis industry is extremely speculative and its legality is uncertain. The possession, consumption, production and sale of Cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions, other than certain exceptions such as recent legalization in the States of Colorado, Washington, Oregon, Alaska and Washington D.C., and for medical purposes in certain states such as California. While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for Cannabis and related products will emerge for the Company. Our business plan is based on the premise that Cannabis legalization will expand, that consumer demand for Cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for Cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future. There is no assurance that our Cannabis will be of the quality and type that will be accepted by the public or that our breeding of it will be effective. Investors in this Company may lose their investment in it.

Our business plan is speculative. Our planned businesses are speculative and subject to numerous risks and uncertainties. The research and development of our new proposed products, including those, if any, resulting from the identification and extraction of Cannabis compounds for sale for medicinal use, and the proposed Cannabis pharmacy automation system, may not succeed in creating any commercial products or revenue due to functional failure, lack of acceptance or demand from the marketplace, technological inefficiencies, competition or for other reasons. The demand for news and information regarding Cannabis is unknown. The further legalization of Cannabis in California or any other state jurisdiction, or at the federal level, is not assured. The future demand for Cannabis for medical or recreational use is unknown, even if favorable legislation progresses. The burden of government regulation on Cannabis industry participants, including growers, suppliers and consumers, is difficult to quantify. There is no assurance that we will earn revenue or a profit.

As a company expected to be engaged in agricultural operations, we will be exposed to the risks inherent in farming. Planting, growing, harvesting and selling crops and farming in general, is inherently risky. Adverse weather, natural pests, fungus, agricultural and environmental diseases, falling market prices, excess supply, poor soil, lack of fertilizer and other hazards can destroy crops and inflict severe economic losses on any farm, even with greenhouse facilities. There is no assurance that we will not incur uninsured losses or be subject to hazards beyond our control, or that we will be economically successful or sustainable.

There is no assurance that any of our research and development activities will result in any proprietary technology or commercial products. As discussed, we plan to develop new proprietary products and services for the Cannabis industry, including compound identification and extraction and automated pharmacy systems. The development efforts for these products may fail to result in any commercial technology, products or services, or any proprietary or patentable technology. The products may not work, competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

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Financial projections which may be included with this Annual Report may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Annual Report. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us. Any financial projections would be prepared by our management and would not be examined or compiled by independent certified public accountants. Counsel to us has had no participation in the preparation or review of any financial projections prepared by us. Accordingly, neither the independent certified public accountants nor our counsel would be able to provide any level of assurance on them. We cannot assure that we will earn net profits. We cannot assure that we will be able to raise capital in this placement of common stock, or that we will have sufficient capital to fund our business operations. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us.

We may not be able to successfully compete against companies with substantially greater resources. The Cannabis information, supply and pesticide industries are intensely competitive and we expect competition to intensify further in the future. Our website will be subject to competition for advertisers. We will be subject to competition from well-established commercial Cannabis growers and suppliers that have all necessary government permits. We will also be subject to competition from chemical insecticides, as well as other all natural insect repellents utilizing cedar wood oil, which have been on the market longer than Nature-Cide® and which are manufactured and marketed by competitors with more resources and brand recognition than us. We cannot assure that Nature-Cide® will compete effectively and experience sales. As a potential supplier of other products, we compete with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods.

We may be required to collect sales and other taxes. New excise taxes may be imposed on the sale and production of Cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that we as the supplier be responsible to collect those excise taxes, increasing our costs and risks.We do not expect to collect sales or other similar taxes with respect to goods sold by us via our website, except for buyers from the State of California. We expect to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as us which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could have a material adverse effect on our business, results operations, and financial condition. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. We cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on our business, results of operations, and financial condition.

Our business is subject to various government regulations. We are subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of Cannabis, and the manufacture and sale of pesticide products. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of Cannabis and the advertising and representations made by businesses in the sale of products, which will apply to us. Cannabis is categorized under federal law as a Schedule 1 drug. Accordingly, the cultivation, production, transport, export, import, distribution, sale, marketing and use of Cannabis is prohibited under federal law. Certain activities that comply with state law, such as medical Cannabis in states where it has been legalized, are treated by the federal government with a non-enforcement policy under the internal guidelines of the “Cole Memorandum” published by the US Department of Justice. We may be required to obtain permits from various states in order to produce, supply and sell Cannabis and certain of our other products in those states.

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We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. We cannot assure that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations, and financial condition. Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations, and financial condition. In addition, because our services are expected to be accessible worldwide, and we expect to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

We cannot assure that we will earn a profit or that our products will be accepted by consumers. Our business is speculative and dependent upon acceptance of our custom Cannabis, Nature-Cide® and other potential branded and non-branded products by consumers, the medical and pharmacy industries, and commercial Cannabis growers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products and the products of other manufacturers from which we supply or distribute commercial goods. We may not be allowed to advertise any of our Cannabis products or such advertising may be severely limited under applicable federal, state and local law. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

We may not have adequate capital to fund our business. We will have limited capital available to us, to the extent that we raise capital from this offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We cannot assure that we will have adequate capital to conduct our business.

We may incur uninsured losses. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if our Cannabis, Nature-Cide®, or one of our other products is deemed to have caused a personal injury. Should uninsured losses occur, the holders of our common stock could lose their invested capital.

Like most manufacturers and sellers of commercial goods, and companies that raise capital, we will be subject to potential litigation. As a manufacturer and seller of commercial goods, and a company that raises capital, we will be exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, defects in supplies and products, government enforcement actions, shareholder and investor lawsuits, and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We may utilize purchase order financing from third party lenders when we are supplying or distributing goods, which would increase our costs and the risks that we may incur a default, which would harm our business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

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We may incur cost overruns in the development, production and distribution of our various products. We may incur substantial cost overruns in the development, production and distribution of Cannabis, Nature-Cide® and other products. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue to implement our business plan. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the shareholders’ investment in us is diminished.

We may not be able to protect our intellectual property and could lose our Nature-Cide licensing rights under certain circumstances. We have intellectual property rights and trade secrets associated with our business. We have a patent application pending and a sublicense for the Nature-Cide brand. There is no assurance that we will be able to protect our intellectual property from infringement or challenge by third parties. We could lose our Nature-Cide sublicense in the event of the insolvency of us or Pacific Shore or in other limited circumstances.

If we are unable to pay for material and services timely, we could be subject to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Matthew Mills for the direction, management and daily supervision of our operations. See “MANAGEMENT.”

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively. Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Med-X. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

The consideration being paid to our management was not based on arm’s length negotiation. The common stock and cash consideration paid or being paid by us to our management have not been determined based on arm’s length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Our executive officers’ participation in other entities, especially Pacific Shore Holdings, Inc., creates conflicts of interest. The relationship of management to us will create conflicts of interest. Our senior executive officers are also directors, executive officers and shareholders of Pacific Shore Holdings, Inc., a major supplier of Nature-Cide® to us. Making contracts and conducting business with Pacific Shore Holdings, Inc., an affiliate, creates conflicts of interest in negotiating terms and enforcing covenants, since the agreements are not made at arm’s-length. There is no assurance that such conflicts of interest will not cause us to incur material economic losses or other material adverse effects. We may pay too high a price for our supply of Nature-Cide®, for example. Moreover, management’s compensation from us has not been determined pursuant to arm’s-length negotiation. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible.

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We have two independent directors. Currently, the members of our board of directors are Matthew Mills, Ronald J. Tchorzewski, Dr. David E. Toomey, Jennifer Mills, Dr. Morton Hyson and Dr. Allan Kurtz. Only two of these directors are considered “independent directors,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules. Currently we do not have any committees of the board of directors. We plan to form audit and compensation committees in the future, but need to add independent directors with financial acumen before we can form those committees. The majority of the persons on our board of directors are not considered to be independent directors, and, when voting in concert, can make decisions for the whole board of directors.

Our bylaws may be amended by our board and our articles and bylaws may be amended by a majority vote of our shareholders. Under the Nevada Corporations Law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Articles of Incorporation, as amended, do not require the vote of a larger percentage of shares. As permitted under the Nevada Corporations Law, our bylaws give our board of directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

Risks Related to Our Common Stock

If we issue additional shares of our stock, shareholders may experience dilution in their ownership of us. We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, shareholders may experience more dilution in their ownership of us in the future. Our board of directors and majority shareholders have the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and similar transactions without the consent of our other shareholders. We may also issue net profits interests in Med-X. The issuance of additional shares of capital stock or net profits interests by us would dilute shareholders’ ownership in us.

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

Our principal shareholders own voting control of Med-X. Our current officers, directors, founders and principal shareholders currently own a total of 90,000,000 shares of our common stock or approximately 97% of the total issued and outstanding capital stock of the Company. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our shareholders.

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASD’s automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors’ shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, of which there is absolutely no assurance, no shares could be sold under Rule 144 or otherwise until we become a current public reporting company with the Securities and Exchange Commission or otherwise are current in our business, financial and management information reporting, and applicable holding periods have been satisfied.

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Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Our common stock would be subject to the “Penny Stock” rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell. Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Annual Report.

Med-X, Inc. is a Nevada corporation formed in February 2014 to (1) acquire, create and publish high quality Cannabis industry media content through the Company’s media platform, www.marijuanatimes.org, to generate revenue from advertisers as well as through the sale of industry related products, (2) sell Nature-Cide® products to Cannabis cultivators throughout the world, and (3) research and develop, through state of the art compound identification and extraction techniques, and market and sell medically beneficial supplements made from the oils synthesized from the Cannabis plant. The Company’s website, www.marijuanatimes.org, has been displaying Cannabis industry news and information since its launch in July 2015. The content is designed to cover a wide variety of topics relating to the industry on an ongoing basis, including news and current events, as well as the business, financial, legislative, legal, cultural, medical, scientific and technological aspects of the industry on a national and international level. Stories, columns, advice and analysis come from a combination of regular consultants and contributors, freelance writers, Company personnel and public news sources. The Company also plans to eventually add online ecommerce to its website, offering industry products for sale from third party suppliers and from its own product line, subject in all cases to compliance with applicable federal and state law. The Company’s media division will be profitable if and to the extent that the revenue from advertisers, sponsors and product sales exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for sale. We do not anticipate stocking an inventory of third party products for sale, rather, we expect to fill orders on a real time basis directly from third party fulfillment sources.

The Company plans to supply products to the Cannabis agricultural and supply industries, including recently licensed Nature-Cide® brands such as Nature-Cide’s® Pest Management and All-Purpose formulations, as well as a special insecticidal soil, for which we recently filed a patent application with the United States Office of Patents and Trademarks. Nature-Cide® is a proprietary all natural essential oil insecticide/miticide/nematicide that repels and kills a wide variety of pests, including insects that are commonly known to damage Cannabis crops. Nature-Cide® is owned, manufactured and distributed by Pacific Shore Holdings, Inc. (“Pacific Shore”), an affiliate of Med-X. Pacific Shore granted us an exclusive license to use and market the Nature-Cide® brand for the Cannabis industry on a royalty free, worldwide basis in perpetuity, in consideration for Med-X common stock. Pacific Shore will supply Nature-Cide® to Med-X on a wholesale discount basis, and Med-X is expected to market and resell the product to Cannabis growers and suppliers throughout the world. Med-X will also subcontract the Nature-Cide® service truck from Pacific Shore to service California approved medicinal Cannabis patients’ home Cannabis gardens, to help combat known insects encountered by medicinal consumers in their personal indoor and outdoor cultivation.

If and when legally permitted at all levels of government, the Company’s planned compound identification and extraction research and development operation will be conducted primarily at the Company’s existing 600 square foot indoor cultivation center in Los Angeles County, California, where controlled quantities of high quality Cannabis were being grown, harvested and stored for research and medical use in 2015 and early 2016, to the extent permitted by California law. The fundamental premise of the operation is to make Cannabis oil from the plant, extract a variety of medicinal compounds from the oil, especially the non-THC Cannabidiol (CBD) compounds found in Cannabis and, when seeking supplements for pain management and relief, also THC compounds, testing the efficacy of the supplement prototypes, and producing, marketing and selling natural supplements containing these compounds. The Company has purchased and utilized special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

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Once and if Cannabis is legalized for recreational use in California, the Company also plans to acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred Cannabis for the California medical and recreational Cannabis markets for compound identification and extraction, and for any other market that becomes legally available to the Company in the future as a California grower.

The primary sources of revenue for Med-X are expected to be the proceeds from advertising dollars generated from content published on the Company’s media outlet, www.marijuanatimes.org, as well as through the sale of industry related merchandise. Management also believes that substantial revenue can be earned from the sale of Nature-Cide® and other proprietary products and services to medicinal use patients who are engaged in legal Cannabis cultivation as well as the Cannabis agricultural business, including indoor greenhouse operations. Med-X may also earn revenue from providing consulting services to other Cannabis industry participants. In the short run, consulting services, licensing and other methods of monetization may be utilized for the Company’s planned Cannabis compound identification and extraction system along with our planned pharmacy automation of pharmaceutical and Cannabis prescription products, assuming our research and development of those planned products and services are successful. No revenue is expected from the sale of Cannabis or medicinal Cannabis compounds for medical or recreational use until such sale is legal under federal, state and local law. In the long run, management believes it will see revenue from growing, harvesting and selling high quality, custom-bred Cannabis for the California medical markets, as well as the recreational Cannabis markets assuming Cannabis is generally legalized in California in the future, of which there is no assurance. As a California grower, the Company will approach other markets that become legally available to it in the future, if any.

Results of Operations

The period of February 24, 2014 (date of inception) to December 31, 2014

Revenue. Total revenue for the period of February 24, 2014 (date of inception) to December 31, 2014 was $360. We anticipate that commencing in the third quarter of 2016, our earnings will commence from expected advertising fees and proceeds from the expected sales of Nature-Cide products to Cannabis cultivators.

Operating Expenses. Operating expenses for the period of February 24, 2014 (date of inception) to December 31, 2014 were $16,171. Operating expenses for the period were comprised of organization costs as well as attorney fees, accounting fees, and other administrative expenses associated with setting up our operations.

Net Loss. Net loss for the period of February 24, 2014 (date of inception) to December 31, 2014 was ($16,135). This net loss was the result of organization costs, consulting fees, accounting fees, and administrative costs associated with setting up our operations. Currently operating costs exceed revenue because we do not have sales. We cannot assure when or if revenue will exceed operating costs.

The period of January 1, 2015 to December 31, 2015

Revenue. Total revenue for the period of January 1, 2015 to December 31, 2015 was $200. We anticipate that in the third quarter of 2016, our earnings will commence from expected advertising fees and proceeds from the expected sales of Nature-Cide products to Cannabis cultivators.

Operating Expenses. Operating expenses for the period of January 1, 2015 to December 31, 2015 were $402,377. Operating expenses for the period were comprised of research and development expenses for cultivation research, marketing costs to promote the Company’s new pending website, general and administrative expenses and professional outside service fees incurred in operating the cultivation facility and building the Company’s new website.

Net Loss. Net loss for the period of January 1, 2015 to December 31, 2015 was ($402,227). This net loss was the result of little revenue and $402,377 of operating expenses. Currently operating costs exceed revenue because we do not have sales. We cannot assure when or if revenue will exceed operating costs.

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Liquidity and Capital Resources

We had net cash of $40,656 at December 31, 2014 and $256,008 at December 31, 2015, primarily from the proceeds of capital raised by the Company in its private placement of common stock, which commenced in September 2014.

During the period of February 24, 2014 (date of inception) to December 31, 2014, we used ($14,068) of cash for operating activities. A portion of the funds were used to pay general and administrative costs, bookkeeping fees, and professional fees.

During the period of January 1, 2015 to December 31, 2015, we used ($341,246) of cash for operating activities. A large portion of the funds were used to pay for service fees incurred for the cultivation center and the website.

Cash provided by financing activities relating to the issuance of shares of common stock during the period of February 24, 2014 (date of inception) to December 31, 2014 was $160,000. Cash provided by financing activities relating to the issuance of shares of common stock during the period of January 1, 2015 to December 31, 2015 was $669,883. Since inception, our capital needs have primarily been met from the private placement of our common stock at $0.50 per share which commenced in September 2014 and ended on January 31, 2016.

We will have additional capital requirements during 2016 and 2017. We do not expect to be able to satisfy our cash requirements through online sales, and therefore we will attempt to raise additional capital through the sale of our common stock. We commenced an offering of 25,000,000 shares of our common stock at $0.60 per share under Regulation A+ (Tier 2) of the Securities Act of 1933, as amended, on February 3, 2016.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 “Revenue Recognition in Financial Statements” which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

The Company had minimal revenue during 2014 and 2015 from two customers. The Company had no returns during 2014 and 2015.

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Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined we will use the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Med-X has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

Med-X will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost. Med-X recognizes expense using the straight-line attribution method.

Item 3. Directors and Officers

Executive Officers and Directors of Med-X

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office	Approximate Hours Per Week

Dr. David E. Toomey	Director and Chief Executive Officer	51	Inception to Present (1)	(2)

Matthew A. Mills	Chairman of the Board, President and Chief Operating Officer	51	Inception to Present (1)	(2)

Ronald J. Tchorzewski	Director and Chief Financial Officer	66	Inception to Present (1)	(2)

Jennifer J. Mills	Director, Executive Vice President of Human Resources and Corporate Secretary	45	Inception to Present (1)	(2)

Dr. Morton I. Hyson	Director	66	April 15, 2015 to Present (1)	(3)

Dr. Allan Kurtz	Director	57	April 15, 2015 to Present (1)	(3)

___________________

(1)	This person serves in this position until the person resigns or is removed or replaced by a duly authorized action of the Board of Directors or the shareholders. This person has been in the indicated position with the Company since the Company’s inception in February 2014, or since the date indicated, if not since inception.

(2)	This person works part-time for the Company, approximately 10 to 15 hours per week.

(3)	This person is an independent director of the Company.

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David E. Toomey, D.O., A.C.O.F.P., has been the Chief Executive Officer and director of Med-X since its inception in February 2014. He has been Executive Vice President and Director of Pacific Shore Holdings, Inc. since its inception in December 2007. Dr. Toomey is a board-certified family physician specializing in family medicine, geriatric care, and hospice and palliative care for more than twenty years. He has served on the Physician Consultant Board of several fortune 500 insurance companies, where he was responsible for developing physician practice guidelines. He has participated in numerous phase 3 and 4 study protocols for several multi-national pharmaceutical companies. Dr. Toomey is currently the President of TDP Enterprises, LLC. Medical Group, a position he has held for the last 15 years. Dr. Toomey is a Medical Director for several hospice and palliative care organizations, a position he has held for the last 8 years. He continues to actively practice clinical medicine. Dr. Toomey attended Saint Joseph’s University in Philadelphia, Pennsylvania and graduated in 1991 from the Philadelphia College of Osteopathic Medicine.

Matthew A. Mills has been our Chairman of the Board, President and Chief Operating Officer since our inception in February 2014. He is also the Chairman, Chief Executive Officer, and President of Pacific Shore Holdings, Inc. (“Pacific Shore”), positions he has held since January 2008. From July 2001 to June 2003, Mr. Mills was the Chief Operating Officer of Bidz.com Inc., an online auction company (“Bidz”). He began working for Bidz in 1998 where his responsibilities included operations, banking, marketing, investor relations, public relations, and business development. In January 2002, Mr. Mills was promoted to the position of Investor Relations Director of Bidz. From March 2001 to January 2002, Mr. Mills was the Vice President of Marketing for Bidz and was responsible for managing all areas of marketing for Bidz. From December 1995 to August 1998, Mr. Mills was a regional manager for Ford Motor Company in Los Angeles, California, where he was responsible for financing documentation, customer service and returned vehicle processing. From November 1993 to November 1995, he owned and operated Imports Plus, a private company that imported floral products from Mexico to Los Angeles, California. From June 1987 to September 1993, Mr. Mills was a wholesale auction manager for Sports Cars West Ltd. located in Reseda and Oceanside, California. Mr. Mills attended the University of Arizona from January 1983 until June 1986, where he concentrated in Psychology and Economics.

Ronald J. Tchorzewski has been a director and Chief Financial Officer of Med-X since its inception in February 2014. He is also the Chief Financial Officer of Pacific Shore, a position he has held since June 2010. Mr. Tchorzewski has over thirty-five years of experience in financial accounting and reporting. He is currently the owner of CFO Consultancy in Escondido, California. Founded by Mr. Tchorzewski in 2009, CFO Consultancy is an independent consulting service providing chief financial officer level support, including business plan development, capital raising advice, and day-to-day accounting services to start-up and developmental stage companies. From 2008 to 2009, Mr. Tchorzewski was the chief financial officer and corporate controller of TV Magic, Inc., a full service technology company encompassing all aspects of systems design, engineering, procurement of equipment and materials, installation, testing, and maintenance of broadcast quality television, and audio visual installations located in San Diego, California. From 2005 to 2008, he was the chief financial officer and corporate controller of Framemax, Inc., a light gauge steel prefabricated panelized wall systems manufacturer and installer located in Poway, California. From 2003 to 2005, he was the chief financial officer and corporate controller of Skyriver Communications, Inc., a high speed wireless broadband internet access and Wi-Fi solution provider located in San Diego, California. From 1999 to 2001 he was chief financial officer for Internet Appliance and iPolicy Networks which were startups in the Internet space. From 1996 to 1999 he was chief financial officer for SoloPoint, a consumer telephonic device company which was a publicly traded company. From 1993 to 1996 he was chief financial officer for ULTRADATA Corporation, a financial services software company which he managed through an IPO. From 1987 to 1993 he was Vice President and Corporate Controller for Cadence Design Systems, a public company which is a world leader in Electronic Design Automation software. Mr. Tchorzewski holds a master’s degree in business administration (finance) and a Bachelor of Science degree in business administration (accounting) from Seton Hall University.

Jennifer J. Mills has been a director, Executive Vice President and Corporate Secretary of Med-X since its inception in February 2014 and a director and Corporate Secretary of Pacific Shore since January 2011. From September 1993 to November 2000, Mrs. Mills worked for McNutt & Taylor, CPAs as a bookkeeper. Her duties included handling accounts payable, accounts receivable, and payroll, reconciling financial and bank statements, preparing month-to-date, quarter-to-date, and year-to-date financial reports, and corresponding with clientele. From June 1992 to September 1993, Mrs. Mills was a member of the accounting department for South Pacific Rehab Services (“SPRS”) in Encino, California. Her responsibilities at SPRS included assisting the Vice President, handling accounts payable, accounts receivable, and payroll and corresponding with therapists and rehab facilities. From March 1990 to June 1992, Mrs. Mills was the office manager of Park Place Management, where she was in charge of all rental agreements, accounts payable, accounts receivable, and payroll. Mrs. Mills received her bachelor degree in liberal studies with an emphasis in mathematics from California State University, Northridge in 1994. Jennifer Mills is the wife of Matthew Mills.

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Dr. Allan Kurtz has been a director of Med-X since April 15, 2015 and of Pacific Shore since January 2011. Dr. Kurtz is board certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz received his medicine doctor degree from the College of Health Sciences in Des Moines, Iowa in 1980 and completed a rotating internship and an internal residency at Botsford General Hospital in Farmington Hills, Michigan in 1984. Since 1986, Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long time member of the American Osteopathic College of Internal Medicine.

Dr. Morton I. Hyson has been a director of Med-X since April 15, 2015. Since November 1990, Dr. Hyson has been in private practice as a Board certified Neurologist in Las Vegas, Nevada. He is also a Clinical Assistant Professor at Touro University in San Francisco, California, where he has been teaching since September 2000. He also serves as a Clinical Associate Professor at the University of Nevada, School of Medicine, where he has been teaching since October 1993. He was a Neurologist in private practice in Arlington, Texas from 1983 until 1990, where he also served as a Clinical Associate Professor at the University of Texas, Southwestern Medical School in Dallas, Texas from October 1983 until October 1990. Dr. Hyson also served as the Medical Director of the Muscular Dystrophy Association in Las Vegas, Nevada from September 1991 until June 1993. Dr. Hyson earned a Bachelor of Arts in Music in 1992 from the Cleveland Institute of Music, Case Western Reserve University, after attending the University of Michigan from 1967 to 1969 in pre-medical studies. From 1972 until 1974, Dr. Hyson attended Cincinnati Conservatory of Music, where he studied Opera. Dr. Hyson returned to his medical studies in 1974 when he attended Columbia University from September 1974 until May 1975. He earned his M.D. from Wayne State University School of Medicine in 1979, and was an Intern in Internal Medicine at Sinia Hospital of Detroit from 1979 until 1980. Dr. Hyson did his Neurology Residency at McGill University, Montreal Neurological Hospital from 1980 to 1983. He is certified by the American Board of Psychiatry and Neurology and the National Board of Medicine Examiners. His professional affiliations include the American Medical Association, the American Academy of Neurology, the American Academy of Neurological and Orthopedic Surgeons, the American Headache Society, the Clark County Medical Society, the Nevada State Medical Association and the Conroe Regional Medical Center. Dr. Hyson is the inventor and grantee of three patents in the medical field issued by the United States Office of Patents and Trademarks, which he has licensed to Pacific Shore:

DEVICE AND METHOD FOR TREATMENT OF HEADACHE

Patent Number 5,700,238

Date Granted: December 23, 1997 – United Stated Patent Office

MEDICATED WRAP

Patent Number 6,313,370 B1

Date Granted: November 6, 2001 - United Stated Patent Office

MEDICATED WRAP

Patent Number: 7186260

Date Granted: March 6, 2007 - United Stated Patent Office

Administrative Order and Settlement with State Securities Commissions

In July 2011, the Pennsylvania Securities Commission issued a Summary Order to Cease and Desist against Pacific Shore and our President, Matthew Mills. The Summary Order directed respondents to cease from making telephone solicitations to persons with whom they did not have a pre-existing business relationship. We achieved a settlement with the Commission which resulted in the Summary Order being rescinded on November 22, 2011.

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On August 7, 2013, the California Department of Business Oversight issued a Desist and Refrain Order (the “Order”) against Pacific Shore and Matthew Mills. The Order asserted that in June 2011, the respondents had offered shares from the State of California by calling a person with whom they did not have a pre-existing relationship. Respondents believe that this Order stems from the same facts as the Pennsylvania Order that was rescinded. The California Order stated that the respondents were to cease and desist from further offer or sale of securities in the State of California until qualification is made or unless the offer and sale are exempt from qualification. In October 2013, Pacific Shore commenced a private placement of common stock in compliance with Rule 506(c) of Regulation D of the Securities Act of 1933, as amended, which is exempt from qualification in California and permits general solicitation.

Compensation of Executive Officers

Since its inception in February 2014, Med-X paid the following annualized salaries to its executive officers:

Name	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)	Total compensation ($)

Dr. David E. Toomey	Chief Executive Officer	$0		$0	$0

Matthew A. Mills	President and Chief Operating Officer	$0		$0	$0

Ronald J. Tchorzewski	Chief Financial Officer	$0		$0	$0

Jennifer J. Mills	Executive Vice President of Human Resources and Corporate Secretary	$36,000	(1)	$0	$36,000	(1)

__________________

(1)	Med-X commenced paying this person a monthly salary of $3,000, which commenced on April 1, 2015.

We may commence paying salaries and providing other employment benefits to our executive officers in the near future in amounts to be determined by our board of directors, when the Company has sufficient funds. Our directors and executive officers are also reimbursed for their business expenses. We expect to pay employee compensation in the form of salary, bonus and benefits to other executive officers who may be hired during the fiscal year ending December 31, 2016, in amounts to be determined. The employment compensation for certain executive officers may include automobile and housing allowances.

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants has been established.

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Stock Incentive Plan

We have established a management stock incentive plan (the “Plan”) pursuant to which stock options and awards may be authorized and granted to our executive officers, directors, employees and key consultants. The Plan authorizes 10,000,000 shares of our common stock for future issuance under our 2016 Stock Incentive Plan for Directors, Executive Officers, Employees and Key Consultants, which was adopted by our board of directors and ratified by our shareholders by majority written consent in May 2016. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives from the commercial products or agricultural industries to manage our and facilitate our growth.

Grant of Stock Options

On May 2, 2016, the Company granted a total of 4,145,000 stock options under the Plan to purchase a total of up to 4,145,000 shares of the Company’s common stock. The grants were made to thirteen employees, two independent directors and three consultants. The exercise price of the stock options is $0.60 per share for 3,145,000 of them and $0.66 per share for 1,000,000 of them, which are those owned by Matthew Mills (500,000) and his wife, Jennifer Mills (500,000). The exercise period of the stock options is ten (10) years from the date of grant. The stock options generally vest in a range of from 20% to 50% upon grant (except for 50,000 of them, which commence vesting one year after grant), and the balance on a quarterly basis over periods ranging from two (2) to three (3) years after the date of grant or date of first vesting.

Board of Directors

Our board of directors currently consists of six directors. Two of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, to serve on our planned committees.

Committees of the Board of Directors

We plan to establish an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by independent directors, who will advise the whole board of directors in the course of seeking authorization for any proposed resolutions, or for general reports and recommendations. The following is a brief description of our contemplated committees.

Audit Committee. We plan to establish an audit committee consisting of members considered to be independent as defined in Rule 4200 of FINRA’s listing standards and who meet the applicable FINRA listing standards for designation as an “Audit Committee Financial Expert.” Currently management does not believe that it has an independent director who qualifies as a financial expert to form the planned audit committee. Our board of directors also plans to adopt a written charter of the audit committee. The functions of the audit committee will include:

•	meeting with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;

•	recommending to the board of directors the engagement of our independent auditors and oversight of the work of the independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	administering and discussing with management and our independent auditors our code of ethics.

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Compensation Committee. We plan to establish a compensation committee. The functions of the compensation committee will include:

•	reviewing and, as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of certain employee benefit plans;

•	exercising authority under certain employee benefit plans; and

•	reviewing and approving executive officer and director indemnification and insurance matters.

Corporate Governance and Nominating Committee. We plan to establish a corporate governance and nominating committee. The functions of the corporate governance and nominating committee will include:

•	developing and recommending to the board of directors our corporate governance guidelines;

•	overseeing the evaluation of the board of directors;

•	identifying qualified candidates to become members of the board of directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); and

•	selecting candidates to fill vacancies on the board of directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members. Upon completion of this offering, we plan to pay our non-employee directors $100.00 per board meeting attended in person or telephonically. In addition, we plan to compensate members of certain of our board committees as follows: (i) each independent member of the compensation committee will receive $100.00 per meeting and (ii) each independent member of the compensation and governance committee will receive $100.00 per meeting.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We intend to enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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Amendment of Certificate of Incorporation and Bylaws

Under the Nevada law, a corporation’s certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Certificate of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by Nevada law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

Item 4. Security Ownership of Management and Certain Security holders

Principal Shareholders

The following table sets forth the beneficial ownership of our common shares as of the date of this Annual Report on Form 1-K for each person or group that holds more than 5% of our common shares, for each director and executive officer of the Company and for the directors and executive officers of the Company as a group. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Each person or entity has an address in care of our principal executive offices at 8236 Remmet Avenue, Canoga Park, California 91304.

	Shares Beneficially Owned Prior to Offering
Name and Position of Beneficial Owner	Number		Percent

Matthew Mills, Chairman, President and Chief Operating Officer	61,000,000	(2)(5)	66.9%

Ronald Tchorzewski, Chief Financial Officer and Director	5,000,000	(6)	5.48%

Jennifer Mills, Corporate Secretary, Executive Vice President and Director		(3)(5)	(3)(5)

Dr. David Toomey, Chief Executive Officer and Director	3,000,000	(7)	3.29%

Dr. Allan Kurtz, Director (9)	*		*

Dr. Morton I. Hyson, Director (10)	*		*

Pacific Shore Holdings, Inc.	10,000,000		11.0%

Mark J. Richardson, Special Counsel (4)	5,000,000	(8)	5.48%

All directors and executive officers as a group (four persons)	69,000,000		75.7%

_________________

*	Represents less than 1% of our outstanding common shares.

(1)	Assumes 25,000,000 shares of our common stock are issued pursuant to this offering.

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(2)	These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws.

(3)	Jennifer Mills is the wife of Matthew Mills and may be deemed to be a beneficial owner of the shares of our common stock owned by him.

(4)	Mr. Richardson is Special Counsel to the Company, but is not an employee, officer or director of the Company.

(5)	Does not include vested stock options to purchase up to 281,250 shares of the Company’s common stock at an exercise price of $0.66 per share, exercisable until May 2, 2026, and an additional 218,750 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(6)	Does not include vested stock options to purchase up to 281,250 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 218,750 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(7)	Does not include vested stock options to purchase up to 281,250 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 218,750 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(8)	Does not include vested stock options to purchase up to 112,500 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 87,500 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(9)	Does not include vested stock options to purchase up to 13,333 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 36,667 unvested stock options vesting quarterly over a three year period from the date of grant, with the same terms as the vested stock options.

(10)	Does not include vested stock options to purchase up to 6,667 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 23,333 unvested stock options vesting quarterly over a three year period from the date of grant, with the same terms as the vested stock options.

Item 5. Interest of Management and Others in Certain Transactions

The Company leases its property for its offices and facilities from affiliates on a month to month basis at no cost except payments of the utility costs at the 600 square foot Cannabis research and cultivation center. It subleases and shares office space at no cost with Pacific Shore Holdings, Inc., a stockholder and affiliate of Med-X. It subleases the research and cultivation center from Matthew Mills, the President and Chief Operating Officer of Med-X. Mark J. Richardson, the Company’s special counsel, is a partner of Richardson & Associates, which performs legal services for Med-X as outside legal counsel. Mr. Richardson owns five million shares of the founder’s common stock of Med-X. For further details, please see “Related Party Transactions” in Item 7 “Financial Statements” (Note 6) of this Annual Report.

Item 6. Other Information

None.

27

Item 7. Financial Statements

MED-X, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

28

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Med-X, Inc.

We have audited the accompanying balance sheets of Med-X, Inc. as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2015 and from inception (February 24, 2014) to December 31, 2014. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Med-X, Inc. as of December 31, 2015 and December 31, 2014 and the results of its operations and its cash flows for the year ended December 31, 2015 and from inception (February 24, 2014) to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements were prepared assuming the entity will continue as a going concern. As discussed in Notes 1 and 9 to the financial statements, the entity is a development stage Company with insignificant revenues. The entity has suffered a loss from operations and has negative cash flows from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MJF & Associates, APC

Los Angeles, California

June 30, 2016

F-1

MED-X, INC.
BALANCE SHEET
DECEMBER 31, 2015 AND DECEMBER 31, 2014

	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$256,008	$40,456
Accounts Receivable	200	-
Deposits	31,011	-
Other Prepaids	-	200
Total Current Assets	287,219	40,656

Facility and Equipment	187,550	105,476
Less: Accumulated Depreciation	(31,803)	-
Property and Equipment, Net	155,747	105,476

TOTAL ASSETS	$442,966	$146,132

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$25,294	$2,052
Accrued payables	5,200	-
Total Current Liabilities	30,494	2,052

Total Liabilities	30,494	2,052

Stockholders' Equity
Common stock (par value of $.001; 300,000,000 shares authorized;
(92,394,850 shares issued and outstanding)	92,395	90,300
Preferred stock (par value of $.001; 5,000,000 shares authorized;
(No shares issued and outstanding)	-	-
Additional paid in capital	738,439	69,915
Accumulated deficit	(418,362)	(16,135)
Total Stockholders' Equity	412,472	144,080

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$442,966	$146,132

The accompanying notes are an integral part of these financial statements

F-2

MED-X, INC.
STATEMENTS OF OPERATIONS
FROM INCEPTION ( FEBRUARY 24, 2014) TO DECEMBER 31, 2015

	2015	2014

Sales	$200	$360
Cost of Goods Sold	50	324
Gross Profit	150	36

General and Administrative Expenses

Selling & Marketing Expenses	115,707	2,481
Research & Development	13,310	-
Personnel & Outside Services Expenses	145,687	1,592
General and Administrative Expenses	127,673	12,098
Total Operating Expenses	402,377	16,171

(Loss) from Operations	(402,227)	(16,135)

(Loss) Before Income Taxes	(402,227)	(16,135)

Net Income (Loss)	$(402,227)	$(16,135)

(Loss) per Share ----	$(0.00)	$(0.00)
Basic and Fully Diluted
Weighted Average Shares Outstanding	91,209,374	90,060,968

 The accompanying notes are an integral part of these financial statements

F-3

MED-X, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FROM INCEPTION ( FEBRUARY 24, 2014) TO DECEMBER 31, 2015

	Preferred	Preferred	Common	Common	Additional Paid	Accumulated	Total
	Shares	Stock	Shares	Stock	in Capital	(Deficit)	Equity

Balance at Inception - 2/24/14	-	-	-	-	-	-	-

Shares issued for cash	-	-	300,000	$300	$149,700	-	$150,000

Shares issued to founders for cash and cancellation of debt	-	-	90,000,000	$90,000	$(79,785)	-	$10,215

Net Loss	-	-	-	-	-	$(16,135)	$(16,135)

Balance at 12/31/14	-	-	90,300,000	$90,300	$69,915	$(16,135)	$144,080

Shares issued for cash	-	-	2,094,850	$2,095	$1,045,330	-	$1,047,425

Offering Costs	-	-	-	$-	$(377,542)	$-	$(377,542)

Fair value of rental to shareholder	-	-	-	$-	$736	-	$736

Net Loss	-	-	-	-	-	$(402,227)	$(402,227)

Balance at 12/31/15	-	-	92,394,850	$92,395	$738,439	$(418,362)	$412,472

The accompanying notes are an integral part of these financial statements

F-4

MED-X, INC.
STATEMENTS OF CASH FLOWS
FROM INCEPTION (FEBRUARY 24, 2014) TO DECEMBER 31, 2014 AND FOR THE YEAR ENDED DECEMBER 31, 2015

	2015	2014

Net loss	$(402,227)	$(16,135)
Adjustment to net loss:
Fair value of rent borne by shareholder	$736	$215
Changes in operating assests and liabilities:
Depreciation and amortization	31,803	-
Accounts receivable	(200)	-
Prepaid expenses	200	(200)
Accounts payable	23,242	2,052
Accrued payables	5,200	-
Net cash (used in) operating activities	(341,246)	(14,068)

Cash flows from investing activities:
Deposits for equipment purchase	(31,011)	-
Cash payments for the purchase of property	(82,074)	(105,476)
Net cash (used in) investing activities	(113,085)	(105,476)

Cash flows from financing activities:
Common stock issued for cash net of offering costs	669,883	150,000
Proceeds from note payable conversion to shares	-	10,000
Net cash provided by financing activities	669,883	160,000

Net increase in cash and cash equivalents	215,552	40,456

Cash and cash equivalents at beginning of year	40,456	-

Cash and cash equivalents at end of year	$256,008	$40,456

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income Tax	$800	$-
Interest	$-	$-

Non Cash Transactions:
Debt conversion to shares	$-	$10,000

The accompanying notes are an integral part of these financial statements

F-5

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

NOTE 1 - Nature of Operations

Organization and Description of Business

Med-X, Inc. was incorporated in the State of Nevada on February 24, 2014. The Company is a development stage company focused on the emerging Cannabis industry. Med-X, Inc. is formed to research, develop and market ancillary products to the Cannabis industry such as Digital Media and Nature-Cide, as well as plans to cultivate a variety of cannabis strains for compound identification and extraction for medicinal use. The Company initially focused on identification and extraction of the identified Cannabidiol (CBD) compound for potential medicinal applications in the cannabis medical industry.

Along the way, the Company studied super critical CO2 extraction processes, utilizing machinery manufacturing online education, as well as trial and error. In a relatively short period of time, the Company became proficient in understanding the critical steps necessary to produce Cannabis essential oils, for a myriad of potential cannabis products.

 Now that the Company has gathered key information from its laboratory activities, Med-X, Inc.’s management has recognized that the knowledge gained can immediately be used to support the Company’s efforts to sell the Nature-Cide product line to Cannabis cultivators. Company’s management now realizes that the accelerated findings of its research and development has placed the Company, for the time being, in a position of no longer needing to gather further information and can utilize the findings to accelerate the Company’s revenue plan. This has led the Company to defer gathering any further information or continuing research and development of Cannabis cultivation, and compound identification and extraction processes. The further development and marketing of medicinal compounds will be launched when Cannabis is no longer categorized as a Schedule I substance at the federal level and therefore legalized.

In the interim, Med-X, Inc. management will be using the laboratory to continue testing Nature-Cide formulations and Soil products for other aspects of agriculture and other types of integrated pest management.

NOTE 2 - Summary of Significant Accounting Policies

Principles of Reporting

This summary of significant accounting policies of Med-X, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

F-6

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, inventory valuation, the useful lives and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 “Revenue Recognition in Financial Statements” which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

The Company had minimal Revenue during 2015 from one customer and minimal Revenue during 2014 from two customers. The Company had no returns during 2015 or 2014.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties, and certificates of deposit with original maturities of 90 days or less to be cash equivalents. There were no cash equivalents at December 31, 2015 or 2014.

Inventory

As of December 31, 2015 and 2014 the Company had no inventory. Inventory would consist mainly of finished goods which are to be valued at the lower of cost or market method.

F-7

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

Property and Equipment

At December 31, 2015 and 2014, property and equipment consist of laboratory building improvements on leased land and related furniture and equipment and are stated at cost. The Company will depreciate the cost of property and equipment using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Years
Software and Website	5
Furniture and Equipment	3
Building Improvements	Over the term of the lease

Expenditures for maintenance and repairs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Impairment of Long Lived Assets

Current accounting literature requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. The Company did not require any impairment to long-lived assets as of December 31, 2015 or 2014.

F-8

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

Fair Value of Financial Instruments

The Company has adopted a standard related to the accounting for financial assets and financial liabilities and items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. This standard provides a single definition of fair value and a common framework for measuring fair value as well as new disclosure requirements for fair value measurements used in financial statements. Fair value measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. The adoption of this standard did not have a material effect on the Company's financial position, results of operations or cash flows.

The Company has adopted an accounting standard for applying fair value measurements to certain assets, liabilities and transactions that are periodically measured at fair value. The adoption did not have a material effect on the Company's financial position, results of operations or cash flows. The Company follows the FASB issued amendments to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at fair value. This standard clarifies how a company should measure the fair value of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The adoption of this standard did not have a material impact on the Company's financial statements. The fair value accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

F-9

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

The Company’s did not have any assets & liabilities to measure at fair value as of December 31, 2015 and 2014:

Stock Based Compensation

The Company records stock-based compensation as a charge to earnings net of the estimated impact of forfeited awards. As such, the Company recognizes stock-based compensation cost only for those stock-based awards that are estimated to ultimately vest over their requisite service period, based on the vesting provisions of the individual grants. The cumulative effect on current and prior periods of a change in the estimated forfeiture rate is recognized as compensation cost in earnings in the period of the revision.

Accounts Receivable

All accounts receivables are trade related. As of December 31, 2015 the Company had minimal outstanding receivables and at December 31, 2014 the Company had no outstanding Accounts Receivables. Therefore, there was no need for an allowance for Doubtful Accounts as of December 31, 2015 or 2014.

The Company's customer base is geographically dispersed. The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Basic and Diluted Net Loss Per Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities during the periods ended December 31, 2015 or 2014.

F-10

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

Recent Accounting Pronouncements

In August 2014, the FASB issued Presentation of Financial Statements - Going Concern. This standard requires management to evaluate for each annual and interim reporting period whether it is probable that the reporting entity will not be able to meet its obligations as they become due within one year after the date that the financial statements are issued. If the entity is in such a position, the standard provides for certain disclosures depending on whether or not the entity will be able to successfully mitigate its going concern status. This guidance is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company does not expect this ASU to have a material impact on its financial statements.

The Financial Accounting Standards Board ("FASB") has issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact this ASU will have on its financial statements.

In June 2014, The FASB has issued ASU No. 2014-12, Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company does not expect this ASU to have a material impact on its financial statements.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810) - Amendments to the Consolidation Analysis”, which provides guidance for reporting entities that are required to evaluate whether they should consolidate certain legal entities. In accordance with ASU 2015-02, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company does not expect this ASU to have a material impact on its financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company does not expect this ASU to have a material impact on its financial statements.

F-11

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. To simplify the accounting for adjustments made to provisional amounts recognized in a business combination, the amendments eliminate the requirement to retrospectively account for those adjustments. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company does not expect this ASU to have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact this ASU will have on its financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – Property and Equipment

Property and equipment are summarized by major classifications as follows:

	2015	2014
Buildings & improvements	$158,065	$79,350
Furniture & equipment	29,485	26,126
	187,550	105,476
Less: Accumulated depreciation	(31,803)	-
	$155,747	105,476

There was no depreciation expense during 2014 since facility was still in construction in progress status.

F-12

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

NOTE 4 – Income Taxes

The provision (benefit) for income taxes consists of the following components:

	2015	2014
Current	$-	$-
Deferred	-	-
	$-	$-

The effective income tax rate for the periods ended December 31, 2015 and 2014 consisted of the following:

	2015	2014
Federal statutory income tax rate	(35.00)%	(35.00)%
State income taxes-net	(5.75)%	(5.75)%
Valuation allowance	40.75%	40.75%
Permanent difference	0.00%	0.00%

Net effective income tax rate	0.00%	0.00%

The Company’s total deferred tax asset, deferred tax liabilities, and deferred tax asset valuation allowance as of December 31 were as follows:

	2015	2014
Net operating loss carryforward	$167,200	$6,575
Less: valuation allowance	(167,200)	(6,575)

Net Deferred tax assets	-	-

The deferred tax asset was based upon a net operating loss carryforward of approximately $418,000 and $16,000 as of December 31, 2015 and 2014. Realization of the future tax benefits related to the deferred tax asset is dependent upon many factors, including the Company’s ability to generate future taxable income. Due to the uncertainty of future earnings, management is unable to predict whether the deferred tax asset will be realized and, accordingly, has recorded a full valuation allowance against this asset. According to Internal Revenue Service Publication 536 the Company has twenty (20) years in which to utilize its net operating loss carryforward. The loss carryforward will begin to expire in 2034.

F-13

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

The federal and state income tax returns of the Company for 2014 are subject to examination by the Internal Revenue Service, generally for three years and State Franchise Tax Board for four years after they were filed. The Company's tax returns for the period from inception (February 24, 2014) to December 31, 2014 are open for assessment.

The Company had no uncertain tax positions at December 31, 2015 or 2014.

NOTE 5 – Lease and Commitments

The Company conducts its operations from facilities located in Canoga Park, California. Currently the Company has an agreement with one of its affiliates, Pacific Shore Holdings, Inc., whereby the Company utilizes minimal space for Administrative purposes. Pacific Shore does not charge a monthly lease fee to the Company as Pacific Shore received 10,000,000 shares of common stock as forgiveness of lease commitment and other expenses.

The Company also has entered into a five (5) year lease for approximately 600 square feet of land from one of its Executives on which the Company has constructed its own test facility. The Company’s cost for the use of the land is that it pays the utilities related to the property. The Company has accounted for the fair value of the rent separately in these financial statements (See Note 6 below).

NOTE 6 – Related Party Transactions

The Company, as disclosed in Note 5 – Leases and Commitments, leases approximately 600 square feet of land from one of its Executives. The fair market value of the lease was $736 which was expensed during 2015 and $215 during 2014. In addition, the Company is provided use of minimal administrative office space at the offices of an affiliate, Pacific Shore Holdings, Inc. Mark Richardson of the law firm Richardson & Associates, a director and shareholder of the Company, provides legal services related to SEC activities to the Company at no charge. The Company incurred legal expenses paid to Richardson & Associates in the amount of $19,560 which was included in Offering Costs related to the Company’s Regulation A+ equity raise and $298 which was expensed in 2015 and $1,427 which was expensed in 2014. In addition, Mr. Richardson received Founder’s shares in the Company, which had no value as the Company did not have any assets or operations at the time the shares were issued.

Form inception to December 31, 2014, the Company reimbursed Pacific Shores $ 28,428 for expenses paid on the Company's behalf.

During 2015 the Company reimbursed Pacific Shores $14,376.66 for expenses paid on the Company’s behalf.

On April 14, 2015, the Company loaned Pacific Shore Holdings, Inc. $ 40,000 as a short-term non-interest bearing loan to be repaid in sixty days. The loan was repaid in full on May 29, 2015.

The majority of the Company’s Board of Directors and Officers are also members of the Board of Directors and are Officers of the Company’s affiliate Pacific Shore Holdings, Inc. Pacific shore Holdings, Inc. also sells to the Company its Nature-Cide product for resale utilized by the cannabis cultivation segment of the industry.

F-14

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

NOTE 7 – Concentration of Credit Risks

Concentration of Major Customers

As of December 31, 2015 the Company’s trade accounts receivable was $200 with one customer and as of December 31, 2014 the Company's trade accounts receivable was zero, thus no concentration of credit risk.

For the year ended December 31, 2015 the Company received 100% of its revenue from one customer and at December 31, 2014 the Company received 100% of its revenue from two customers. As of December 31, 2014 the specific concentration was Customer A at 50% and Customer B at 50%.

Concentration of Supplier Risk

As of December 31, 2015 and 2014 the Company is still operating as a development stage company. Therefore, there are no specific vendor dependencies which would result in a concentration risk.

NOTE 8 – Common Stock

During 2015 the Company issued 2,094,850 shares of common stock, at a price of $.50 per share, under a private placement offered by the Company. The Company received net proceeds of $847,393 from this offering.

In August of 2015 the Company filed with the Securities and Exchange Commission (SEC) Form 1-A to raise equity under Regulation A+. The share price was $.60 per share with a minimum investment of $420. In November 2015 the Company received a notice from the SEC qualifying the Company to raise capital under Regulation A+. In December 2015 the Company began a “Test the Waters” program through the crowdfunding portal StartEngine to gauge interest from potential investors. In February 2016 the Company began selling shares under Regulation A+ at $.60 per share.

During 2014 the Company issued 300,000 shares of common stock, at a price of $.50 per share, under a private placement offered by the Company on or about September 1, 2014. The Company received net proceeds of $150,000 from this offering.

During 2014 the Company issued 10,000,000 shares of common stock to an affiliate, Pacific Shore Holdings, Inc., for cancellation of indebtedness of $10,000.

During 2014 the Company issued 80,000,000 shares of common stock of Founder’s stock. These were recorded at par value because the Company had no operations and no assets at the time these shares were issued.

F-15

Med-X, Inc.

December 31, 2015 and 2014

Notes to Financial Statements

NOTE 9 – Going Concern

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. In the year ended December 31, 2015 and for the period from inception (February 24, 2014) to December 31, 2014, the Company incurred a net loss of $402,227 and a net loss of $16,135, respectively. The Company has an accumulated deficit of $421,262 as of December 31, 2015. In addition, the Company had negative cash flows from operating activities amounting to $341,246 as of December 31, 2015. Continued losses may adversely affect the liquidity of the Company in the future. In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the years ended December 31, 2015 toward (i) obtaining additional equity capital (ii) controlling salaries and general and administrative expenses, (iii) management of accounts payable, (iv) evaluation of its distribution and marketing methods, and (v) increasing marketing and sales. In order to control general and administrative expenses, the Company has established internal financial controls in all areas, specifically in hiring and overhead cost. The Company has also established a hiring policy under which the Company will refrain from hiring additional employees unless approved by the Chief Executive Officer and Chief Financial Officer. Accounts payable are reviewed and approved or challenged on a daily basis. Senior management reviews the annual budget to ascertain and question any variance from plan, on a quarterly basis, and to anticipate and make adjustments as may be feasible.

NOTE 10 – Subsequent Events

In February 2016 the Company began its live crowdfunding campaign to sell 23,000,000 shares of Common Stock at $.60 per share. As of June 17, 2016 the Company has sold 1,124,038 common shares. The Company received net proceeds of $430,430 from this offering.

 In February 2016 the Company’s Board of Directors approved the adoption of the Company’s 2016 Stock Incentive Plan. The Plan authorized up to 10,000,000 shares to be granted pursuant to grants. In May 2016 the Board of Directors approved 4,145,000 shares to be granted to employees and outside contractors.

In June 2016, the Company borrowed $50,000 from Pacific Shore Holdings, Inc. as a short term advance. This advanced is planned to be repaid by the Company by September 2016.

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Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Articles of Incorporation*

2.2	Bylaws*

4.1	Subscription Documents*

6.1	License Agreement, dated September 1, 2014, by and between Med-X, Inc., as the Licensee, and Pacific Shore Holdings, Inc., as the Licensor.*

6.2	Posting Agreement, dated November 12, 2015, by and between Med-X, Inc. and StartEngine Crowdfunding, Inc., with Warrant attached.*

6.3	Broker-Dealer Services Agreement with FundAmerica Securities, LLC*

6.4	Development, Marketing and Consulting Agreement with M6, dated June 20, 2016**

6.5	Agreement with Monarch Bay Securities, LLC**

8.1	Escrow Services Agreement with FundAmerica Securities, LLC*

11.1	Consent of Independent Certified Public Accountants**

___________________

*	Filed with the original Offering Statement on Form 1-A originally filed by the Company on August 26, 2015, and thereafter amended.

**	Filed with this Annual Report.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on September 19, 2016.

Med-X, Inc.

By:	/s/ Matthew Mills
Name:	Matthew Mills
Title:	President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Mills	President of Med-X, Inc.	September 19, 2016
Matthew Mills	(Principal Executive Officer)

/s/ Ronald Tchorzewski	Chief Financial Officer of Med-X, Inc.	September 19, 2016
Ronald Tchorzewski	(Principal Financial Officer and Principal Accounting Officer)

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